Exhibit 99.1

700 Pennsylvania Drive
Exton, Pennsylvania 19341

484.595-1500 p
484.595.1520 f

www.adolor.com

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen W. Webster

Senior Vice President, Finance and CFO

(484) 595-1500

ADOLOR CORPORATION REPORTS

THIRD QUARTER 2009 FINANCIAL RESULTS

EXTON, PA, October 29, 2009 – Adolor Corporation (NasdaqGM: ADLR) today reported a net loss of approximately $11.1 million, or ($0.24) per basic and diluted share, for the three months ended September 30, 2009 compared to a net loss of $13.3 million, or ($0.29) per basic and diluted share, for the three months ended September 30, 2008.  For the nine months ended September 30, 2009, the Company reported a net loss of approximately $40.9 million, or ($0.88) per basic and diluted share, compared to a net loss of $14.8 million, or ($0.32) per basic and diluted share, for the nine months ended September 30, 2008.  The prior year nine month period was favorably impacted by a $20.0 million milestone payment received from GlaxoSmithKline (GSK) in the second quarter of 2008 upon the approval of ENTEREG® (alvimopan) by the U.S. Food and Drug Administration.

The Company reported net shipments of ENTEREG for the three and nine months ended September 30, 2009 of approximately $4.0 million and $8.9 million, respectively, of which the Company recognized approximately $3.3 million and $7.2 million, respectively, as net product sales.  Under Adolor’s current revenue recognition policy, revenue related to a customer shipment is deferred until subsequent re-orders by that customer.  As of September 30, 2009, there were approximately 625 repeat-order hospitals for ENTEREG, up from 450 at June 30, 2009.

During the quarter, hospitals registered under the ENTEREG Access Support and Education (E.A.S.E.™) Program increased by 125 to approximately 1,550 hospitals.  Inclusion of ENTEREG on hospital formularies also increased during the quarter by 125, or 21%, to approximately 725 hospitals as of September 30, 2009, which number includes approximately 435 of the 1,400 hospitals that perform approximately 80% of the bowel resection surgeries in the United States.

Adolor also reported significant progress in its delta opioid receptor agonist and opioid bowel dysfunction (OBD) clinical development programs.  Highlights from the quarter included:

•                  Initiation with Pfizer, Inc. of a Phase 2a proof-of-concept study for the two delta compounds, ADL5859 and ADL5747, in patients suffering from osteoarthritis;

•                  The filing of the Company’s Investigational New Drug Application for ADL7445 in OBD and preparation for the initiation of a Phase 1 clinical trial; and

•                  The acquisition from Eli Lilly and Company of ADL5945, a clinical stage mu opioid receptor antagonist with the potential to address gastrointestinal disorders such as OBD associated with the chronic use of opioid analgesics.

“The third quarter saw continued progress with ENTEREG, with net shipments increasing by nearly 40% from the second quarter of 2009 to $4.0 million and growth in hospital registrations and formulary approvals,” said Michael R. Dougherty, President and Chief Executive Officer.  “We also continue to see validation of the benefits of ENTEREG as more hospitals report the results of their independent evaluations of ENTEREG.  Finally, we are very pleased to report the progress in our clinical development pipeline, with multiple compounds now under development in both our delta and OBD programs.”

Contract revenues were approximately $5.3 million and $7.7 million for the three months ended September 30, 2009 and 2008, respectively, and were approximately $17.2 million and $40.9 million for the nine months ended September 30, 2009 and 2008, respectively.  Contract revenues in the nine months ended September 30, 2008 included the $20.0 million milestone payment received from GSK.

Research and development expenses were approximately $11.1 million and $14.1 million for the three months ended September 30, 2009 and 2008, respectively, and were approximately $35.4 million and $38.8 million for the nine months ended September 30, 2009 and 2008, respectively.  Total research and development expenses decreased due to lower costs of clinical studies incurred during 2009 in our delta agonist program, lower expenses in our other programs and a reduction in headcount and depreciation expenses resulting from our June 2009 restructuring.  These decreases were partially offset by higher expenses related to the development of our OBD program, including a $2.0 million payment to in-license ADL5945 as a clinical stage OBD candidate.

Selling, general and administrative expenses were approximately $8.7 million and $7.9 million for the three months ended September 30, 2009 and 2008, respectively, and were approximately $26.1 million and $20.7 million for the nine months ended September 30, 2009 and 2008, respectively.  The increase in 2009 was driven primarily by increased marketing and selling expenses associated with ENTEREG.

As of September 30, 2009, the Company had approximately $94.4 million in cash, cash equivalents and short-term investments.

Conference Call Information

Adolor’s management will discuss the Company’s third quarter 2009 results in a conference call with investors beginning at 8:45 a.m. EDT today, October 29, 2009.  To participate in the conference call, dial (866) 314-5232 for domestic callers and (617) 213-8052 for international callers, and refer to conference code number 38530562.  Investors can listen to the call live by logging on to the Company’s website at www.adolor.com and clicking on “Investor Insights,” then “Calendar of Events.”  The conference call will be archived and available to investors for one week after the call.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products.

Adolor’s first approved product in the United States is ENTEREG® (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the E.A.S.E.™ Program.  For more information on ENTEREG, including its full prescribing information, visit www.ENTEREG.com.  In collaboration with GlaxoSmithKline (GSK), the Company launched ENTEREG in mid-2008.

The Company’s research and development pipeline includes: two novel delta opioid receptor agonists, currently in mid-stage clinical development in collaboration with Pfizer Inc. for chronic pain; two opioid receptor antagonists, ADL7445 and ADL5945, entering development for chronic opioid bowel dysfunction (OBD); and several opioid and non-opioid discovery programs.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG, including whether hospitals that have placed ENTEREG on formulary will order (or continue to re-order) ENTEREG in the future, and whether growth in formulary approvals, acceptance, utilization, net shipments and/or recognized net product sales will occur; anticipated scientific progress on Adolor’s research programs; development of potential pharmaceutical products, including the delta opioid receptor agonist and OBD programs, interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Product sales, net	$3,343,947	$167,880	$7,158,679	$167,880
Contract revenues	5,318,994	7,702,251	17,247,860	40,877,593
Total revenues, net	8,662,941	7,870,131	24,406,539	41,045,473

Operating expenses incurred:
Cost of product sales	320,711	13,431	704,273	13,431
Research and development	11,105,662	14,133,503	35,400,476	38,816,751
Selling, general and administrative	8,673,482	7,889,233	26,056,422	20,662,427
Restructuring charge (reversal)	(148,000)	—	4,058,521	—
Total operating expenses	19,951,855	22,036,167	66,219,692	59,492,609

Loss from operations	(11,288,914)	(14,166,036)	(41,813,153)	(18,447,136)
Interest income, net	159,842	910,757	954,894	3,621,790
Net loss	$(11,129,072)	$(13,255,279)	$(40,858,259)	$(14,825,346)
Basic and diluted net loss per share	$(0.24)	$(0.29)	$(0.88)	$(0.32)
Shares used in computing basic and diluted net loss per share	46,296,235	46,293,701	46,296,235	46,112,197

BALANCE SHEET DATA
(Unaudited)

	September 30,	December 31,
	2009	2008
Cash, cash equivalents and short-term investments	$94,438,195	$131,910,206
Working capital	$75,517,440	$112,250,025
Total assets	$103,307,354	$144,426,567
Total stockholders’ equity	$50,248,040	$88,618,562